Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Jeff Bergau
jeff.bergau@arcadiabio.com
+1-312-217-0419

Arcadia Biosciences Announces Third-Quarter and Nine-Month 2018 Financial Results and Business Highlights

DAVIS, Calif. (November 7, 2018) – Arcadia Biosciences, Inc. (Nasdaq: RKDA), an agricultural food ingredient company, today released its financial and business results for the third quarter and first nine months of 2018.

“With the announcement of our collaboration with Ardent Mills, the largest wheat milling company in the U.S., we are positioning ourselves to commercialize our wheat products portfolio,” said Raj Ketkar, president and CEO of Arcadia. “We are planning to launch up to three uniquely different traits in three crops around the globe over the next 12-18 months, driving value for consumers, growers, food manufacturers and Arcadia investors.”

Q3 2018 Operating and Financial Highlights

•

GoodWheat Harvest Completed. In late Q3, early Q4, Arcadia completed its 2018 GoodWheat Harvest, featuring the scale up of Resistant Starch (RS) GoodWheat and the first field production of its Reduced Gluten variety. These agronomic trials help fine tune the highest possible functionality and performance for GoodWheat growers, and those efforts will continue in the Southern hemisphere during the upcoming planting season. These trials also validated the agronomic performance of the traits in multiple states, which will enable Arcadia to develop specific agronomic packages for each growing region for farmers who will produce commercial quantities of GoodWheat.

•

GoodWheat Test Marketing Initiated. Arcadia initiated market testing with an independent food and beverage innovation team to evaluate GoodWheat formulations in bread, crackers and other baked goods. Arcadia is also conducting consumer research studies through a leading consumer packaged goods market insight company to help refine its GoodWheat commercialization strategy.

•

Building GoodWheat Commercial Team.  Arcadia hired Grant Aldridge as head of commercial development to help build out the GoodWheat supply chain. Aldridge has over 25 years of expertise in agronomic breeding, seed production and commercial development.

•

Defending GoodWheat Intellectual Property (IP).  Arcadia initiated legal action against Arista Cereal Technologies to defend the patents supporting Resistant Starch GoodWheat. Arcadia respects and honors the IP of others and vigorously defends its own. While claims are pursued in the U.S., Arcadia is concentrating commercialization efforts for Resistant Starch wheat in regions that are not affected by this dispute and continuing to commercialize and develop the other varieties in its diverse GoodWheat portfolio. Arcadia estimates that its wheat, soy and other nutrition and ingredient products address a total target market approaching $1.5 billion, and the portion of the total target market potentially relevant to the Arista matter represents only approximately 10 percent. Therefore, the company does not expect the prosecution and resolution of the Arista matter to have a material impact on its ability to commercialize products or grow its business.

•

HB4 Drought Tolerant Soybeans Advancing Toward Commercialization. In preparation for the commercialization of drought tolerant soybeans, Arcadia’s joint venture with Bioceres, Verdeca, hired a general manager in Q3. Martin Mariani Ventura is a seasoned agriculture executive with over 20 years of experience in marketing and commercialization of new products.

The HB4 technology was introduced to farmers at the AAPRESID Congress in Argentina in Q3. During the 2017-18 field trial season in Argentina, HB4 Drought Tolerant soybeans showed improved yields in under drought conditions in elite breeding lines.

•

Extended Shelf Life Tomatoes Achieve Milestone. Arcadia reached a technical milestone in Q3 with partner Shriram Bioseed in India for Extended Shelf Life tomatoes. This non-GM trait is bred to fully ripen on the vine yet remain durable enough to survive the packing and shipping process, reducing post-harvest damage and costly waste. Field trial results over multiple seasons in multiple varieties showed significant improvements in field yield, firmness, shelf life and color development. These new hybrids are in the pre-commercial, wide area testing phase and Bioseed expects to launch them in 2019.

Q4 Achievements and Strategic Outlook

•

Arcadia and Ardent Mills to Collaborate on Wheat Innovations. Arcadia recently announced a collaboration with Ardent Mills, the leading flour-milling and ingredient company in North America, to develop and commercialize innovative wheat varieties. The first project in this partnership will focus on extending the shelf life of whole wheat flour products to improve taste, reduce waste and positively impact health outcomes by increasing the consumption of whole grains.

•

U.S. Patent Granted for Extended Shelf Life Wheat.  Arcadia was recently granted a U.S. patent on its Extended Shelf Life Wheat technology which extends the storage life of whole wheat flour by minimizing oxidation. This new trait was designed to promote whole wheat consumption by improving the shelf life and taste of whole grain wheat products.

•

Argentina Approves HB4 Drought Tolerance Trait Stack with Herbicide Tolerance.  Verdeca, a joint venture between Arcadia and Bioceres, recently received approval in Argentina for its HB4 drought tolerant trait stacked with herbicide tolerant traits in soybeans. The approval allows Verdeca to incorporate tolerance to both glyphosate and glufosinate-ammonium into the trait. This expands the market for HB4 technology in South America and will enable increased field testing and seed production in Argentina.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three months ended Sept 30				Nine months ended Sept 30
	2018	2017	Favorable/ (Unfavorable)		2018	2017	Favorable/ (Unfavorable)
			$	%			$	%
Total Revenues	370	589	(219)	(37%)	1,020	2,598	(1,578)	(61%)
Total Operating Expenses	4,469	4,204	(265)	(6%)	13,536	13,913	377	3%
Loss From Operations	(4,099)	(3,615)	(484)	(13%)	(12,516)	(11,315)	(1,201)	(11%)
Net Income (Loss) and Net Income (Loss) Attributable to Common Stockholders	4,450	(4,525)	8,975	198%	(12,834)	(12,747)	(87)	(1)%

Revenues

In the third quarter of 2018, total revenues were $370,000 compared to revenues of $589,000 in the third quarter of 2017, a 37 percent decrease. The quarter-over-quarter decrease was driven mainly by a $147,000 reduction in our contract research and government grant revenue due to the completion of government grants during 2017. In the first nine months of 2018, overall revenues decreased by $1.6 million from $2.6 million to $1.0 million, driven again by the decrease in government grant revenue, in addition to a contract research agreement in 2017 that is not present in 2018. Over the next 12 to 36 months, as the company transitions to its new focus on health and nutrition quality products, Arcadia expects revenue from government grants, research contracts and license revenues to be replaced by product and trait revenues.

Operating Expenses

In the third quarter of 2018, operating expenses totaled $4.5 million, up from $4.2 million in the third quarter of 2017, an increase of $265,000 or 6 percent. Cost of product revenues was $124,000 for the quarter, which was $84,000 or 210 percent higher than in the third quarter of 2017, due to a write-down of our GLA inventory in the amount of $46,000 and additional product revenues. Research and development (R&D) spending was $415,000 lower for the quarter, resulting from the termination of license and contract research agreements at the end of 2017. General and administrative (SG&A) costs were $596,000 higher than the amounts in third quarter of the previous year due to higher intellectual property legal fees and additional marketing activity. For the first nine months of 2018, total operating expenses were $13.5 million, compared with $13.9 million during the same period in 2017, a reduction of $377,000 or 3 percent. Cost of product revenues increased by $169,000, or 65 percent, as a result of the GLA inventory write-downs in the second and third quarters of 2018. Year to date R&D spending in 2018 was $717,000 less, or 14 percent, primarily the effect of the license and contract research agreement terminations at the end of 2017. SG&A expenses increased slightly by $171,000 or 2 percent, due largely to higher intellectual property legal fees and bonus expense in the first three quarters of 2018, partially offset by lower salary, benefit and advisory costs.

Net Income (Loss) and Net Income (Loss) Attributable to Common Stockholders

Net income and net income attributable to common stockholders for the third quarter of 2018 was $4.5 million, a 198 percent increase from the $4.5 million loss in the third quarter of 2017. The change from a net loss to a net income position in this quarter as compared to third quarter of 2017 was due to non-cash income of $8.4 million recognized as the fair value of the common stock warrant liabilities associated with the PIPE financing and Registered Direct Offering decreased from the value at the end of the second quarter. Net loss and net loss attributable to common stockholders for the first nine months of 2018 was $12.8 million, a 1 percent decrease from the $12.7 million loss in the first nine months of 2017. The loss for the first nine months of 2018 included the initial recognition, and subsequent fair value remeasurement, of the liabilities associated with the PIPE financing, the subsequent fair value remeasurement of the liability associated with the Registered Direct Offering, and offering costs expensed for both transactions. The combined impact of this activity during the first nine months of 2018 totaled $558,000 of expense, while the first nine months of 2017 included a loss of $900,000 related to the extinguishment of debt and $747,000 of interest expense.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, November 7, to discuss third-quarter and nine-month financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In:+1-844-243-4690

International Dial-In:+1-225-283-0138

Passcode: 6469448

A live webcast of the conference call will be available on the “Investors” section of the Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

About Arcadia Biosciences, Inc.

Arcadia Biosciences (Nasdaq: RKDA) develops and markets high-value food ingredients and nutritional oils that help meet consumer demand for a healthier diet. Arcadia’s GoodWheat™ branded ingredients deliver health benefits to consumers and enable consumer packaged goods companies to differentiate their brands in the marketplace. The company’s agricultural traits are being developed to enable farmers around the world to be more productive and minimize the impact of agriculture on the environment. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to the launch of the company’s products; the impact of legal disputes on the company’s business; the sources of future revenue; collaborations; and the company’s ability to manage the regulatory processes for its traits and commercial products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ ability to develop commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, the company’s ability to enter into favorable commercial relationships; the company’s ability to develop, secure, enforce and defend its intellectual property rights; and the company’s future capital requirements and ability to satisfy its capital needs. Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company's Annual Report on Form 10-K for the year ended December 31, 2017. These documents are on the SEC Filings section of the “Investors” section of the company’s website at www.arcadiabio.com.  All information provided in this release and in the attachments is as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

Arcadia Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$6,669	$9,125
Short-term investments	17,931	3,898
Accounts receivable	193	1,231
Unbilled revenue	168	4
Inventories — current	354	229
Prepaid expenses and other current assets	888	560
Total current assets	26,203	15,047
Property and equipment, net	265	299
Inventories — noncurrent	742	1,168
Other noncurrent assets	7	56
Total assets	$27,217	$16,570
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$2,303	$2,496
Amounts due to related parties	18	29
Unearned revenue — current	316	1,000
Total current liabilities	2,637	3,525
Unearned revenue — noncurrent	—	2,038
Common stock warrant liabilities	8,658	—
Other noncurrent liabilities	3,000	3,000
Total liabilities	14,295	8,563
Stockholders’ equity:
Common stock, $0.001 par value—150,000,000 shares authorized as of September 30, 2018 and December 31, 2017; 4,774,919 and 2,134,154 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively	45	42
Additional paid-in capital	190,599	175,223
Accumulated deficit	(177,720)	(167,257)
Accumulated other comprehensive loss	(2)	(1)
Total stockholders’ equity	12,922	8,007
Total liabilities and stockholders’ equity	$27,217	$16,570

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Product	$144	$82	$393	$482
License	10	144	100	353
Contract research and government grants	216	363	527	1,763
Total revenues	370	589	1,020	2,598
Operating expenses:
Cost of product revenues	124	40	431	262
Research and development	1,334	1,749	4,524	5,241
Selling, general and administrative	3,011	2,415	8,581	8,410
Total operating expenses	4,469	4,204	13,536	13,913
Loss from operations	(4,099)	(3,615)	(12,516)	(11,315)
Interest expense	—	(43)	—	(747)
Other income, net	134	46	266	246
Initial loss on common stock warrant and common stock adjustment feature liability	—	—	(4,000)	—
Change in fair value of common stock warrant liabilities and common stock adjustment feature liability	8,421	—	5,986	—
Offering costs	(1)	—	(2,544)	—
Loss on extinguishing of debt	—	(900)	—	(900)
Net income (loss) before income taxes	4,455	(4,512)	(12,808)	(12,716)
Income tax provision	(5)	(13)	(26)	(31)
Net income (loss)	$4,450	$(4,525)	$(12,834)	$(12,747)
Net income (loss) per share attributable to common stockholders:
Basic and diluted	$0.93	$(2.12)	$(3.74)	$(5.89)
Weighted-average number of shares used in per share calculations:
Basic and diluted	4,774,732	2,133,846	3,427,799	2,163,604
Other comprehensive income (loss), net of tax
Unrealized losses (gains) on available-for-sale securities	(2)	8	(1)	14
Other comprehensive loss (income)	(2)	8	(1)	14
Comprehensive income (loss) attributable to common stockholders	$4,448	$(4,517)	$(12,835)	$(12,733)

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Stockholders’ Equity

(Unaudited)

(In thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity
	Shares	Amount
Balance at January 1, 2017	2,224,384	$44	$173,723	$(151,550)	$(19)	$22,198
Issuance of shares related to employee stock purchase plan	1,964	—	24	—	—	24
Stock-based compensation	—	—	1,474	—	—	1,474
Other comprehensive income	—	—	—	—	18	18
Exchange of membership interest in unconsolidated entity for common stock	(92,194)	(2)	2	—	—	—
Net loss	—	—	—	(15,707)	—	(15,707)
Balance at December 31, 2017	2,134,153	$42	$175,223	$(167,257)	$(1)	$8,007
Impact of adoption of Topic 606 (Note 5)	—	—	—	2,371	—	2,371
Issuance of shares related to employee stock option exercises	44,354	—	963	—	—	963
Issuance of shares related to employee stock purchase plan	1,122	—	6	—	—	6
Issuance of shares related to Purchase Agreement	1,201,634	1	(1)	—	—	—
Issuance of placement agent warrants related to Purchase Agreement	—	—	526	—	—	526
Reclassification of common stock adjustment feature liability balance	—	—	8,378	—	—	8,378
Issuance of shares related to June Offering	1,392,345	2	4,976	—	—	4,978
Offering costs related to June Offering	—	—	(897)	—	—	(897)
Issuance of placement agent warrants related to June Offering	—	—	427	—	—	427
Stock-based compensation	—	—	998	—	—	998
Issuance of shares related to reverse stock split	1,311	—	—	—	—	—
Other comprehensive income	—	—	—	—	(1)	(1)
Net loss	—	—	—	(12,834)	—	(12,834)
Balance at September 30, 2018	4,774,919	$45	$190,599	$(177,720)	$(2)	$12,922

Arcadia Biosciences, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,834)	$(12,747)
Adjustments to reconcile net loss to cash used in operating activities:
Initial loss on common stock warrant and common stock adjustment feature liabilities	4,000	—
Change in fair value of common stock warrant liabilities and common stock adjustment feature liability	(5,986)	—
Offering costs	2,544	—
Depreciation and amortization	123	215
Gain on disposal of equipment	(3)	(3)
Net amortization of investment premium	(115)	(82)
Stock-based compensation	998	1,177
Loss on sale of investments	—	2
Accretion of debt discount	—	98
Loss on extinguishment of debt	—	900
Changes in operating assets and liabilities:
Accounts receivable	1,038	276
Unbilled revenue	(164)	123
Inventories	301	164
Prepaid expenses and other current assets	(334)	(222)
Other noncurrent assets	—	(245)
Accounts payable and accrued expenses	(142)	(496)
Amounts due to related parties	(11)	1
Unearned revenue	(351)	(443)
Net cash used in operating activities	(10,936)	(11,282)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	10	4
Purchases of property and equipment	(89)	(77)
Purchases of investments	(22,871)	(19,405)
Proceeds from sales and maturities of investments	8,950	57,778
Net cash (used in) provided by investing activities	(14,000)	38,300
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock and warrants from Purchase Agreement	10,000	—
Payments of offering costs relating to Purchase Agreement	(1,308)	—
Proceeds from issuance of common stock and warrants from June Offering	14,000	—
Payments of offering costs relating to June Offering	(1,181)	—
Payment of debt extinguishment costs	—	(1,125)
Proceeds from exercise of stock options and ESPP purchases	969	24
Payment on notes payable	—	(25,000)
Net cash provided by (used in) financing activities	22,480	(26,101)
Net (decrease) increase in cash and cash equivalents	(2,456)	917
Cash and cash equivalents — beginning of period	9,125	2,013
Cash and cash equivalents — end of period	$6,669	$2,930
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$—	$746
Cash paid for income taxes	$24	$2
NONCASH INVESTING AND FINANCING ACTIVITIES:
Common stock warrants issued to placement agent and included in offering costs related to Purchase Agreement	$526	$—
Common stock warrants issued to placement agent and included in offering costs related to June Offering	$239	$—
Purchases of property and equipment included in accounts payable and accrued expenses	$—	$2
Reclassification of common stock adjustment feature liability balance to equity	$8,378	$—
Exchange of membership interest in unconsolidated entity for common stock	$—	$2

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